 Exhibit 99.1

PPK Investment Group, Inc. and MJ Harvest, Inc. Execute Non-Binding Term Sheet to Acquire Assets of AOK Ventures, Inc.

LAS VEGAS, NV /July xx, 2021 / MJ Harvest, Inc. (“MJHI”) (OTCQB:MJHI) announced today that MJHI and its portfolio company PPK Investment Group, Inc. (“PPK”) executed a non-binding term sheet to acquire certain assets of AOK Ventures, Inc. (“AOK”). AOK manufactures and sells the Sublime brands of cannabis products in Oklahoma.

The AOK acquisition, if completed, would provide PPK and MJHI with the following assets and benefits:

1.	PPK would acquire the rights through licenses owned by AOK to manufacture and market products under the Sublime brands in Oklahoma.
2.	PPK would sublease AOK’s Tulsa Oklahoma manufacturing facility and will continue to produce Sublime products in that facility.
3.	PPK would also share a second AOK facility in Oklahoma City with AOK.
4.	PPK would acquire a fully equipped kitchen and 4 vehicles for deliveries.

The term sheet is only a mutual indication of interest in the applicable potential transaction by the parties and does not represent any legally binding commitment or obligation on the part of any party. The terms of the potential transaction are subject to a number of contingencies, including the performance of due diligence and the negotiation and execution of definitive agreements. The parties have not established a timetable for executing or closing any definitive agreements for the above transaction.

The principals of AOK control the Sublime brands through Consensus Holdings LLC (“Consensus”). Consensus has an established presence growing cannabis, and manufacturing and marketing high-quality medical marijuana products in Arizona. The sale by Consensus of the AOK manufacturing operations would allow Consensus to focus on promoting Sublime brands in over 80 cannabis dispensaries in Arizona and concurrently apply its marketing methods to Oklahoma to help expand the PPK distribution channels. The Sublime branded products include edibles, extracts, cannabis flower, vapes, topicals and tinctures. Consensus currently employs over 140 full time employees.

MJHI currently owns 10% of PPK with options to acquire 100% of PPK at any time prior to March 31, 2023, provided any increase can then be accomplished in accordance with Oklahoma law.

Patrick Bilton, Chief Executive Officer of MJ Harvest, Inc., commented: “I hope that our business plan is becoming clearer to investors. Through our relationship with PPK, we have now established business relationships with Chronic and Sublime. We believe these two brands represent two of the most recognized and respected cannabis brands within their business areas. Our goal is to make these brands some of the most widely recognized cannabis brands in Oklahoma and then to expand to other states. All of our recently signed agreements anticipate expansion.”

PPK is currently operating in Oklahoma, is in the process of expanding into Arizona and South Dakota and is exploring several other expansion opportunities in various other markets, including California.

Forward-Looking Statements

This press release contains forward-looking statements and information. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. No assurances are, or can be given, that the parties will enter into a definitive agreement for the applicable potential transaction, or that if such agreement is entered into, that the terms of the proposed applicable transaction will not change materially from the terms set forth in the applicable term sheet or that the applicable potential transaction will be consummated. Certain conditions to the closing of the potential transaction are outside of the parties’ control and the parties cannot provide any assurance that the conditions will be satisfied. The Company assumes no obligation to update any forward-looking statement to reflect any event or circumstance that may arise after the date of this release.

CONTACT:
MJ Harvest, Inc.
9205 West Russell Rd., Ste. 240
Las Vegas, NV 89148
Telephone: 954.519.3115
Tcktsllc@earthlink.net
@HARVESTMJ